AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 11, 2008

REGISTRATION NO. 333-64192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

On

FORM S-1

To

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0224167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10883 Thornmint Road

San Diego, CA  92127

(858) 673-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

S. James Miller, Jr.

Chief Executive Officer

ImageWare Systems, Inc.

10883 Thornmint Road

San Diego, CA 92127

(858) 673-8600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl Sanchez, Esq.

Paul, Hastings, Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, California  92130

(858) 720-2500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement, as determined by the selling stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer

☒ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2 shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (File No. 333-64192) (the “Registration Statement”) is being filed solely for the purpose of deregistering certain shares subject to the Registration Statement.  The Registration Statement registered for resale 2,128,503 shares of common stock of ImageWare Systems, Inc. (the “Company”), of which (i) 700,000 shares were issued in connection with the Company’s acquisition of all of the equity interests of Castleworks LLC and E-Focus West LLC (the “LLC Shares”), (ii) 665,000 shares were issued in connection with the Company’s acquisition of substantially all the assets of G & A Imaging, Ltd. (the “G & A Shares”), (iii) 569,994 shares were issued in connection with the Company’s acquisition of Imaging Technology Corporation (the “ITC Shares”), and (iv) 193,509 shares were issued to other shareholders (the “Remaining Shares”) of the Company who were granted registration rights.

The Company was contractually obligated to register resales of the LLC Shares and the G & A Shares and to maintain the Registration Statement’s effectiveness (i) with respect to the LLC Shares, until the second anniversary of the issuance of the LLC Shares and (ii) with respect to the G & A Shares, the first anniversary of the issuance of the G & A Shares.  The Company was not obligated to maintain the Registration Statement’s effectiveness with respect to the ITC Shares or Remaining Shares.  The date of issuance of the (i) LLC Shares was August 10, 2003 and (ii) G & A Shares was March 8, 2002, and therefore the Company is no longer contractually obligated to maintain the effectiveness of the Registration Statement due to the expiration of such periods. Therefore, pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to deregister 4,236 shares of the ITC Shares that have not been resold under the Registration Statement.

Item 16.                                                    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Description
24.1	Power of Attorney (previously filed)

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 11, 2008.

IMAGEWARE SYSTEMS, INC.

By:	/s/ S. James Miller, Jr.
S. James Miller, Jr.
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

*	Chief Executive Officer and Chairman of the	April 11, 2008
S. James Miller, Jr.	Board (Principal Executive Officer)

*	Senior Vice President, Administration and Chief	April 11, 2008
Wayne Wetherell	Financial Officer (Principal Financial and
Accounting Officer)

*	Director
John Callan		April 11, 2008

*	Director
G. Steve Hamm		April 11, 2008

*	Director
John L. Holleran		April 11, 2008

*	Director
David Loesch		April 11, 2008

*By:	/s/ S. James Miller, Jr.	April 11, 2008
S. James Miller, Jr.
Attorney-in-fact

2

EXHIBIT INDEX

Exhibit Number	Description
24.1	Power of Attorney (previously filed)

3